News Release

Unisys Announces First-Quarter Results; Completes U.S. Federal Sale; Strong Balance Sheet and Liquidity Position

Beginning January 1, 2020, the historical results of the company’s U.S. Federal business have been reflected in the company’s consolidated financial statements as discontinued operations. Prior-period financial statements have been reclassified to reflect the company’s U.S. Federal business as discontinued operations. Throughout this release we will only refer to the company’s continuing operations.

•Closed sale of U.S. Federal business on March 13, 2020; $1.2 billion of proceeds
◦Net Leverage(10) reduced from 4.3x as of December 31, 2019 to 2.7x as of March 31, 2020
•Technology revenue growth of 11.2% year over year, ahead of internal expectations
•Operating profit margin of 3.9%, relative to 4.5% in prior-year period, due to restructuring charges
◦Non-GAAP operating profit(3) margin up 70 basis points year over year to 5.5%, relative to 4.8% in prior-year period
•Loss per share from continuing operations of $0.85 versus $0.64 in prior-year period, due to higher cost-reduction and other charges in 1Q20
◦Non-GAAP diluted earnings per share(7) from continuing operations of $0.01 versus a loss of $0.11 in prior-year period
•Company withdraws guidance in light of the current COVID-19 pandemic

BLUE BELL, Pa., April 28, 2020 – Unisys Corporation (NYSE: UIS) today reported first-quarter 2020 financial results. “The world has changed dramatically in a few short weeks, and I am proud of how our company and associates have responded to these unprecedented times. Our Unisys Stealth® security offerings, including Unisys Always-On Access™ powered by Stealth™ which is a next-generation solution that has advantages over many VPN options, and our InteliServe™ digital workplace solution and its ability to remotely manage operations, address many client needs arising out of this situation,” said Unisys Chairman and CEO Peter A. Altabef. “We also closed the sale of our U.S. Federal business on March 13, 2020, which significantly strengthened our balance sheet and increased capital structure flexibility.”

First-Quarter 2020 Highlights

	Revenue Growth				Profitability
	Revenue Growth	Services Revenue Growth	Technology Revenue Growth		Operating Profit Margin		Net Income Margin		Adj. EBITDA Margin		Diluted EPS
GAAP	(7.1)%	(10.1)%	11.2%	GAAP	3.9%		(10.3)%				$(0.85)
Constant-Currency (GAAP)	(5.3)%	(8.5)%	13.2%	YoY Change	(60)	bps	(440)	bps			(32.8)%
Non-GAAP	(6.9)%	(10.0)%	N/A	Non-GAAP	5.5%		0.1%		13.9%		$0.01
				YoY Change	70	bps	110	bps	220	bps	N/M
Note: Throughout this release we will only refer to the company’s continuing operations.

Summary of First-Quarter 2020 Business Results

Company:
First-quarter revenue was $515.4 million, versus $554.5 million in the prior-year period down 7.1% year over year (down 5.3% on a constant-currency(1) basis). Non-GAAP adjusted revenue(2) was $514.5 million, relative to $552.5 million in the prior-year period. Revenue results were slightly ahead of the company’s internal expectations, with several Technology contracts being renewed sooner than expected, helping offset anticipated declines in the company’s check-processing business. COVID-19 had a negative impact on revenue in March, largely resulting from decreased demand for field services and declines in volume-based contracts.

First-quarter total company operating profit was $20.1 million, versus $25.2 million in the prior-year period, and operating profit margin was 3.9%, versus 4.5% in the first quarter of 2019, in both cases due to higher cost-reduction and other charges in the first quarter 2020. Total company non-GAAP operating profit increased 7.1% year over year to $28.5 million, versus $26.6 million in the prior-year period, and non-GAAP operating profit margin increased 70 basis points year over year to 5.5%, versus 4.8% in the first quarter of 2019.

Net loss for the first quarter was $53.2 million versus $32.7 million in the prior-year period, driven by cost-reduction and other charges being $26.7 million higher in the first quarter of 2020, relative to the prior-year period. Similarly, the loss per share was $0.85, compared to loss per share of $0.64 in the prior-year period, driven by those same cost-reduction and other charges. Non-GAAP net income for the first quarter was $0.7 million, versus a net loss of $5.5 million in the prior-year period. Non-GAAP diluted earnings per share was $0.01, versus a net loss per share of $0.11 in the prior-year period.

Adjusted EBITDA(6) was up 10.4% year over year to $71.4 million, relative to $64.7 million in the prior-year period. Net income margin was (10.3)%, compared to (5.9)% in the prior-year period, driven by the charges noted above. Adjusted EBITDA margin increased 220 basis points in the first quarter to 13.9%, relative to 11.7% in the prior-year period.

First-quarter cash used in operations and free cash flow were impacted by approximately $300 million of voluntary pension contributions to the U.S. pension plans from the proceeds of the sale of the U.S. Federal business. First-quarter cash used in operations was $377.9 million, versus $70.4 million in the prior-year period. Free cash flow(8) was $(405.6) million, compared to $(128.5) million in the prior-year period. Adjusted free cash flow(9) was $(68.1) million, versus $(95.9) million in the prior-year period. At March 31, 2020, the company had $789.6 million in cash and cash equivalents. This does not include an additional

$487.3 million in restricted cash that was earmarked for the redemption of the company’s $440 million senior secured notes that took place on April 15, 2020.

In light of the macroeconomic uncertainty due to the COVID-19 crisis, the company is withdrawing its previously-provided full-year 2020 financial guidance.

Services:
Services revenue in the first quarter was $425.9 million, relative to $474.0 million in the prior-year period, down 10.1% year over year (down 8.5% in constant-currency). First-quarter Services non-GAAP adjusted revenue was $425.0 million, relative to $472.0 million in the prior-year period. Both year-over-year declines were directionally in line with internal expectations. Revenue at the company’s check-processing JV declined as expected, foreign currency was unfavorable and revenue was impacted by the COVID-19-related items noted above. First-quarter Services gross profit margin was 12.9%, versus 15.1% in the first quarter of 2019, and first-quarter Services operating profit margin was (3.3)%, versus (0.3)% in the first quarter of 2019. First-quarter non-GAAP adjusted Services gross profit(4) margin was 12.7%, versus 14.7% in the prior-year period, and first-quarter non-GAAP adjusted Services operating profit(5) margin was (3.5)%, versus (0.7)% in the prior-year period. The year-over-year margin declines were largely due to the flow-through impact of decreased demand for field services and declines in volume-based contracts, as well as delays in implementation of cost-saving initiatives that were expected to be undertaken early in the year. Services backlog was $3.7 billion, relative to $3.8 billion at year-end 2019 and up 1% versus year-end 2019 on a constant-currency basis.

Technology:
First-quarter Technology revenue was up 11.2% year over year to $89.5 million, relative to $80.5 million in the prior-year period (13.2% growth in constant currency), due to several ClearPath Forward® contracts being renewed sooner than expected. First-quarter Technology gross profit margin was 68.4%, up 1030 basis points compared to 58.1% in the prior-year period. Technology operating profit margin was 45.9%, up 1180 basis points versus 34.1% in the prior-year period.

Select First-Quarter Contract Signings:
In the first quarter, the company entered into several noteworthy contracts:
•Focus on InteliServe™: A large, global frozen-food company – a new client for Unisys – signed a contract for digital workplace services powered by InteliServe™. Under the agreement, Unisys will optimize, modernize and provide greater transparency into technology operations. InteliServe will enhance the user experience within traditional services such as service desk or field services, as well as enable greater productivity and collaboration across business unit applications and processes such as human resources, compliance and finance.

•Focus on CloudForte®: Unisys expanded a contract with the California State University (CSU) for CloudForte® and Managed Security Services to support CSU’s hybrid-cloud environment with new CloudForte capabilities to help CSU integrate its hybrid cloud information resources to deliver more educational and administrative services across all 23 campuses. The services are designed to provide a better user experience to more than 484,000 students and 52,000 faculty, while enhancing operational efficiencies and reducing costs.
•Focus on Security Services: Unisys signed a $140 million contract with a major commercial defense contractor – also a new client for Unisys – to provide comprehensive cross-functional IT services including Unisys Stealth® security software to protect data across unclassified and classified IT environments. The services and software will help the client optimize how they deliver services to their business partners.

Conference Call
Unisys will hold a conference call today at 5:00 p.m. Eastern Time to discuss its results. The listen-only webcast, as well as the accompanying presentation materials, can be accessed on the Unisys Investor website at www.unisys.com/investor. Following the call, an audio replay of the webcast, and accompanying presentation materials, can be accessed through the same link.

(1) Constant currency – The company refers to growth rates in constant currency or on a constant currency basis so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company’s business performance from one period to another. Constant currency is calculated by retranslating current and prior period results at a consistent rate.

Non-GAAP and Other Information
Although appropriate under generally accepted accounting principles (“GAAP”), the company’s results reflect revenue and charges that the company believes are not indicative of its ongoing operations and that can make its revenue, profitability and liquidity results difficult to compare to prior periods, anticipated future periods, or to its competitors’ results. These items consist of certain portions of revenue, post-retirement, debt exchange and cost-reduction and other expenses. Management believes each of these items can distort the visibility of trends associated with the company’s ongoing performance. Management also believes that the evaluation of the company’s financial performance can be enhanced by use of supplemental presentation of its results that exclude the impact of these items in order to enhance consistency and comparativeness with prior or future period results. The following measures are often provided and utilized by the company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to compare results to other companies in our industry.

(2) Non-GAAP adjusted revenue – In 2019 and 2020, the company’s non-GAAP results reflect adjustments to exclude certain revenue and related profit relating to reimbursements from the company’s check-processing JV partners for restructuring expenses included as part of the company’s restructuring program.

(3) Non-GAAP operating profit – The company recorded pretax post-retirement expense and pretax charges in connection with cost-reduction activities, debt exchange and other expenses. For the company, non-GAAP operating profit excluded these items. The company believes that this profitability measure is more indicative of the company’s operating results and aligns those results to the company’s external guidance, which is used by the company’s management to allocate resources and may be used by analysts and investors to gauge the company’s ongoing performance. During 2019 and 2020, the company included the non-GAAP adjustments discussed in (2) herein.

(4) Non-GAAP adjusted Services gross profit – During 2019 and 2020, the company included the adjustments discussed in (2) herein.

(5) Non-GAAP adjusted Services operating profit – During 2019 and 2020, the company included the adjustments discussed in (2) herein.

(6) EBITDA & adjusted EBITDA – Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated by starting with net income (loss) from continuing operations attributable to Unisys Corporation common shareholders and adding or subtracting the following items: net income attributable to noncontrolling interests, interest expense (net of interest income), provision for income taxes, depreciation and amortization. Adjusted EBITDA further excludes post-retirement, debt exchange, and cost-reduction and other expenses, non-cash share-based expense, and other (income) expense adjustment. In order to provide investors with additional understanding of the company's operating results, these charges are excluded from the adjusted EBITDA calculation. During 2019 and 2020, the company included the adjustments discussed in (2) herein.

(7) Non-GAAP diluted earnings per share – The company has recorded post-retirement expense and charges in connection with debt exchange and cost-reduction activities and other expenses. Management believes that investors may have a better understanding of the company’s performance and return to shareholders by excluding these charges from the GAAP diluted earnings/loss per share calculations. The tax amounts presented for these items for the calculation of non-GAAP diluted earnings per share include the current and deferred tax expense and benefits recognized under GAAP for these amounts. During 2019 and 2020, the company included the adjustments discussed in (2) herein.

(8) Free cash flow – The company defines free cash flow as cash flow from operations less capital expenditures. Management believes this liquidity measure gives investors an additional perspective on cash flow from on-going operating activities in excess of amounts used for reinvestment.

(9) Adjusted free cash flow – Because inclusion of the company’s post-retirement contributions and cost-reduction charges/reimbursements and other payments in free cash flow may distort the visibility of the company’s ability to generate cash flow from its operations without the impact of these non-operational costs, management believes that investors may be interested in adjusted free cash flow, which provides free cash flow before these payments. This liquidity measure was provided to analysts and investors in the form of external guidance and is used by management to measure operating liquidity.

(10) Net Leverage – Includes pension deficit based on 12/31/19 valuation, pro forma for $300 million of voluntary pension contributions made as of 3/31/20. 12/31/19 LTM Adj. EBITDA based on total company reported Adj. EBITDA. 3/31/20 LTM Adj. EBITDA pro forma for sale of U.S. Federal for full LTM period.

About Unisys
Unisys is a global information technology company that builds high-performance, security-centric solutions for the most demanding businesses and governments. Unisys offerings include security software and services; digital transformation and workplace services; industry applications and services; and innovative software operating environments for high-intensity enterprise computing. For more information on how Unisys builds better outcomes securely for its clients across the Government, Financial Services and Commercial markets, visit www.unisys.com.

Forward-Looking Statements
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, annual contract value, total contract value, new business ACV or TCV, backlog or other financial items; any statements of the company’s plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. In particular, statements concerning annual and total contract value are based, in part, on the assumption that each of those contracts will continue for their full contracted term. Risks and uncertainties that could affect the company’s future results include, but are not limited to, the following: our business and results of operations will be, and our financial condition may be, impacted by the outbreak of COVID-19 and such impact could be materially adverse, our ability to improve revenue and margins in our services business; our ability to maintain our installed base and sell new solutions; the potential adverse effects of aggressive competition in the information services and technology marketplace; our significant pension obligations and required cash contributions and requirements to make additional significant cash contributions to our defined benefit pension plans; our ability to effectively anticipate and respond to volatility and rapid technological innovation in our industry; our ability to retain significant clients; our contracts may not be as profitable as expected or provide the expected level of revenues; the risks of doing business internationally when a significant portion of our revenue is derived from international operations; our ability to access financing markets; the adverse effects of a reduction in our credit rating; cybersecurity breaches could result in significant costs and could harm our business and reputation; we may not achieve the operational and financial results that we anticipate from the sale of our U.S. Federal business; the business and financial risk in implementing future acquisitions or dispositions; the adverse effects of global economic conditions, acts of war, terrorism, natural disasters or the widespread outbreak of infectious diseases; the impact of Brexit could adversely affect the company’s operations in the United Kingdom as well as the funded status of the company’s U.K. pension plans; our ability to attract, motivate and retain experienced and knowledgeable personnel in key positions; a significant disruption in our IT systems could adversely affect our business and reputation; we may face damage to our reputation or legal liability if our clients are not satisfied with our services or products; the performance and capabilities of third parties with whom we have commercial relationships; our ability to use our net operating loss carryforwards and certain other tax attributes may be limited; an involuntary termination of the company’s U.S. qualified defined benefit pension plans; the potential for intellectual property infringement claims to be asserted against us or our clients; the possibility that legal proceedings could affect our results of operations or cash flow or may adversely affect our business or reputation; and the company’s consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company’s future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

Contacts:
Investors: Courtney Holben, Unisys, 215-986-3379
courtney.holben@unisys.com

Media: John Clendening, Unisys, 214-403-1981
john.clendening@unisys.com
###

RELEASE NO.: 1029/9721
Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder. UIS-Q

UNISYS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(Millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue
Services	$425.9	$474.0
Technology	89.5	80.5
	515.4	554.5
Costs and expenses
Cost of revenue:
Services	375.7	396.8
Technology	26.6	32.6
	402.3	429.4
Selling, general and administrative	86.8	90.9
Research and development	6.2	9.0
	495.3	529.3
Operating profit	20.1	25.2
Interest expense	13.9	15.5
Other income (expense), net	(48.1)	(30.4)
Loss from continuing operations before income taxes	(41.9)	(20.7)
Provision for income taxes	10.8	9.4
Consolidated net loss from continuing operations	(52.7)	(30.1)
Net income attributable to noncontrolling interests	0.5	2.6
Net loss from continuing operations attributable to Unisys Corporation	(53.2)	(32.7)
Income from discontinued operations, net of tax	1,068.5	13.3
Net income (loss) attributable to Unisys Corporation	$1,015.3	$(19.4)
Earnings (loss) per share attributable to Unisys Corporation
Basic
Continuing operations	$(0.85)	$(0.64)
Discontinuing operations	17.06	0.26
Total	$16.21	$(0.38)
Diluted
Continuing operations	$(0.85)	$(0.64)
Discontinuing operations	17.06	0.26
Total	$16.21	$(0.38)

UNISYS CORPORATION
SEGMENT RESULTS
(Unaudited)
(Millions)

	Total	Eliminations	Services	Technology
Three Months Ended March 31, 2020
Customer revenue	$515.4	$—	$425.9	$89.5
Intersegment	—	(2.5)	—	2.5
Total revenue	$515.4	$(2.5)	$425.9	$92.0
Gross profit percent	21.9%		12.9%	68.4%
Operating profit (loss) percent	3.9%		(3.3)%	45.9%
Three Months Ended March 31, 2019
Customer revenue	$554.5	$—	$474.0	$80.5
Intersegment	—	(2.4)	—	2.4
Total revenue	$554.5	$(2.4)	$474.0	$82.9
Gross profit percent	22.6%		15.1%	58.1%
Operating profit (loss) percent	4.5%		(0.3)%	34.1%

UNISYS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Millions)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$789.6	$538.8
Restricted cash	487.3	—
Accounts receivable, net	421.3	417.7
Contract assets	40.9	38.4
Inventories:
Parts and finished equipment	3.9	10.8
Work in process and materials	6.5	5.6
Prepaid expenses and other current assets	133.8	100.7
Current assets of discontinued operations	—	109.3
Total current assets	1,883.3	1,221.3
Properties	759.4	784.0
Less-Accumulated depreciation and amortization	648.0	668.0
Properties, net	111.4	116.0
Outsourcing assets, net	184.1	202.1
Marketable software, net	190.5	186.8
Operating lease right-of-use assets	71.3	71.4
Prepaid postretirement assets	132.8	136.2
Deferred income taxes	107.7	114.0
Goodwill	108.6	110.4
Restricted cash	10.6	13.0
Other long-term assets	171.3	198.9
Long-term assets of discontinued operations	—	133.9
Total assets	$2,971.6	$2,504.0
Liabilities and deficit
Current liabilities:
Notes payable	$59.5	$—
Current maturities of long-term-debt	530.1	13.5
Accounts payable	201.1	204.3
Deferred revenue	224.2	246.4
Other accrued liabilities	296.0	316.7
Current liabilities of discontinued operations	—	146.4
Total current liabilities	1,310.9	927.3
Long-term debt	47.1	565.9
Long-term postretirement liabilities	1,593.9	1,960.2
Long-term deferred revenue	134.9	147.0
Long-term operating lease liabilities	53.5	56.0
Other long-term liabilities	40.7	47.6
Long-term liabilities of discontinued operations	—	28.3
Commitments and contingencies	—	—
Total Unisys Corporation stockholders’ deficit	(244.7)	(1,265.4)
Noncontrolling interests	35.3	37.1
Total deficit	(209.4)	(1,228.3)
Total liabilities and deficit	$2,971.6	$2,504.0

UNISYS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Millions)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Consolidated net loss from continuing operations	$(52.7)	$(30.1)
Income from discontinued operations, net of tax	1,068.5	13.3
Adjustments to reconcile consolidated net income (loss) to net cash used for operating activities:
Gain on sale of U.S. Federal business	(1,059.5)	—
Foreign currency translation losses	15.8	4.8
Non-cash interest expense	1.5	2.7
Employee stock compensation	5.1	4.7
Depreciation and amortization of properties	8.2	9.2
Depreciation and amortization of outsourcing assets	16.0	15.8
Amortization of marketable software	13.6	9.5
Other non-cash operating activities	0.2	(0.6)
Loss on disposal of capital assets	0.8	1.2
Postretirement contributions	(327.7)	(23.1)
Postretirement expense	23.5	23.5
Decrease in deferred income taxes, net	(5.6)	(3.1)
Changes in operating assets and liabilities:
Receivables, net	(18.6)	5.5
Inventories	5.6	2.6
Accounts payable and other accrued liabilities	(58.0)	(121.0)
Other liabilities	(0.4)	14.8
Other assets	(14.2)	(0.1)
Net cash used for operating activities	(377.9)	(70.4)
Cash flows from investing activities
Net proceeds from sale of U.S. Federal business	1,164.7	—
Proceeds from investments	828.8	893.9
Purchases of investments	(870.5)	(887.2)
Investment in marketable software	(17.3)	(18.0)
Capital additions of properties	(5.6)	(10.7)
Capital additions of outsourcing assets	(4.8)	(29.4)
Net proceeds from sale of properties	—	(0.1)
Other	(1.5)	(0.4)
Net cash provided by (used for) investing activities	1,093.8	(51.9)
Cash flows from financing activities
Net proceeds from short-term borrowings	59.5	—
Proceeds from issuance of long-term debt	2.1	27.7
Payments of long-term debt	(6.1)	(8.7)
Other	(4.7)	(4.4)
Net cash provided by financing activities	50.8	14.6
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(31.0)	0.4
Increase (decrease) in cash, cash equivalents and restricted cash	735.7	(107.3)
Cash, cash equivalents and restricted cash, beginning of period	551.8	624.1
Cash, cash equivalents and restricted cash, end of period	$1,287.5	$516.8

UNISYS CORPORATION
RECONCILIATIONS OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited)
(Millions, except per share data)

		Three Months Ended
		March 31,
		2020	2019
	GAAP net loss from continuing operations attributable to Unisys Corporation	$(53.2)	$(32.7)

Postretirement expense:	pretax	23.5	23.5
	tax	0.3	(0.1)
	net of tax	23.2	23.6

Cost reduction and other expenses:	pretax	30.9	3.6
	tax	0.6	0.7
	net of tax	30.3	2.9
	minority interest	0.4	0.7
	net of minority interest	30.7	3.6

	Non-GAAP net income (loss) from continuing operations attributable to Unisys Corporation	0.7	(5.5)

	Add interest expense on convertible notes	—	—

	Non-GAAP net income (loss) attributable to Unisys Corporation for diluted earnings per share	$0.7	$(5.5)

	Weighted average shares (thousands)	62,650	51,418

Plus incremental shares from assumed conversion:
	Employee stock plans	522	—
	Convertible notes	—	—

	Non-GAAP adjusted weighted average shares	63,172	51,418

	Diluted earnings (loss) per share from continuing operations

	GAAP basis
	GAAP net loss from continuing operations attributable to Unisys Corporation for diluted earnings per share	$(53.2)	$(32.7)

	Divided by weighted average shares	62,650	51,418

	GAAP diluted loss per share	$(0.85)	$(0.64)

	Non-GAAP basis
	Non-GAAP net income (loss) from continuing operations attributable to Unisys Corporation for diluted earnings per share	$0.7	$(5.5)

Divided by Non-GAAP adjusted weighted average shares		63,172	51,418

Non-GAAP diluted earnings (loss) per share		$0.01	$(0.11)

UNISYS CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP
(Unaudited)
(Millions)

FREE CASH FLOW

	Three Months Ended
	March 31,
	2020	2019
Cash used for operations	$(377.9)	$(70.4)
Additions to marketable software	(17.3)	(18.0)
Additions to properties	(5.6)	(10.7)
Additions to outsourcing assets	(4.8)	(29.4)
Free cash flow	(405.6)	(128.5)
Postretirement funding	327.7	23.1
Cost reduction and other payments, net of reimbursements	9.8	9.5
Adjusted free cash flow	$(68.1)	$(95.9)

UNISYS CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP
(Unaudited)
(Millions)

EBITDA

	Three Months Ended
	March 31,
	2020	2019
Net loss from continuing operations attributable to Unisys Corporation	$(53.2)	$(32.7)
Net income attributable to noncontrolling interests	0.5	2.6
Interest expense, net of interest income of $2.4, $2.9, respectively*	11.5	12.6
Provision for income taxes	10.8	9.4
Depreciation	24.2	25.0
Amortization	13.6	9.5
EBITDA	$7.4	$26.4

Postretirement expense	$23.5	$23.5
Cost reduction and other expenses**	30.9	2.5
Non-cash share based expense	5.1	4.7
Other (income) expense adjustment***	4.5	7.6
Adjusted EBITDA	$71.4	$64.7

*Included in other (income) expense, net on the consolidated statements of income
**Reduced for depreciation and amortization included above
***Other (income) expense, net as reported on the consolidated statements of income less postretirement expense, interest income and items included in cost reduction and other expenses

	Three Months Ended
	March 31,
	2020	2019
Revenue	$515.4	$554.5
Non-GAAP revenue	$514.5	$552.5
Net loss from continuing operations attributable to Unisys Corporation as a percentage of revenue	(10.3)%	(5.9)%
Non-GAAP net income (loss) from continuing operations attributable to Unisys Corporation as a percentage of Non-GAAP revenue	0.1%	(1.0)%
Adjusted EBITDA as a percentage of Non-GAAP revenue	13.9%	11.7%

UNISYS CORPORATION
RECONCILIATIONS OF GAAP SEGMENT REPORTING TO NON-GAAP SEGMENT REPORTING
(Unaudited)
(Millions)

	Three Months Ended
Services Segment	March 31,
	2020	2019
GAAP total revenue	$425.9	$474.0
Restructuring reimbursement	(0.9)	(2.0)
Non-GAAP revenue	$425.0	$472.0

GAAP gross margin	$54.8	$71.5
Restructuring reimbursement	(0.9)	(2.0)
Non-GAAP gross margin	$53.9	$69.5

GAAP operating profit	$(14.0)	$(1.4)
Restructuring reimbursement	(0.9)	(2.0)
Non-GAAP operating profit	$(14.9)	$(3.4)

GAAP gross margin %	12.9%	15.1%
Non-GAAP gross margin %	12.7%	14.7%
GAAP operating profit %	(3.3)%	(0.3)%
Non-GAAP operating profit %	(3.5)%	(0.7)%

	Three Months Ended
Total Unisys	March 31,
	2020	2019
GAAP total revenue	$515.4	$554.5
Restructuring reimbursement	(0.9)	(2.0)
Non-GAAP revenue	$514.5	$552.5

GAAP gross margin	$113.1	$125.1
Restructuring reimbursement	(0.9)	(2.0)
Cost reduction expense	5.9	(3.7)
Non-GAAP gross margin	$118.1	$119.4

GAAP operating profit	$20.1	$25.2
Restructuring reimbursement	(0.9)	(2.0)
Postretirement expense	0.8	0.8
Cost reduction and other expense	8.5	2.6
Non-GAAP operating profit	$28.5	$26.6

GAAP gross margin %	21.9%	22.6%
Non-GAAP gross margin %	23.0%	21.6%
GAAP operating profit %	3.9%	4.5%
Non-GAAP operating profit %	5.5%	4.8%